Exhibit 5.01
SICHENZIA ROSS FRIEDMAN FERENCE LLP
61 Broadway, 32nd Floor
New York, NY 10006
Telephone: (212) 930-9700
Facsimile: (212) 930-9725

March 11, 2016

ChromaDex Corporation
1005 Muirlands Blvd., Suite G
Irvine, CA, 92618

Re: ChromaDex Corporation

Ladies and Gentlemen:

We have acted as special counsel for ChromaDex Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing of the prospectus supplement, dated March 11, 2016 (the “Prospectus Supplement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) of the rules and regulations of the Securities Act. The Company filed a Registration Statement on Form S-3, File No. 333-203204 (the “Registration Statement”) and the base prospectus included therein with the Commission on April 2, 2015 and amended on May 8, 2015. The base prospectus together with the prospectus supplement dated November 5, 2015 are collectively referred to as the Prospectus.

The Prospectus Supplement pertains to a registered direct offering (the “Offering”) by the Company of 384,615 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) pursuant to certain Securities Purchase Agreement entered into by and between the Company and the certain accredited investors (the “SPA”).

We understand that the Shares are to be offered and sold in the manner set forth in the Registration Statement, the Prospectus and the Prospectus Supplement.

In connection with this opinion, we have examined the Registration Statement, the Prospectus and the Prospectus Supplement. We also have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purpose of this opinion. We have assumed: (A) the genuineness and authenticity of all documents submitted to us as originals and (B) the conformity to originals of all documents submitted to us as copies thereof. As to certain factual matters, we have relied upon certificates of officers of the Company and have not sought independently to verify such matters.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that (i) the issuance and sale of the Shares has been duly authorized and, when issued and sold in the manner described in the Registration Statement, the Prospectus and the Prospectus Supplement and in accordance with the terms and conditions of the SPA, the Shares will be validly issued, fully paid and non-assessable; (ii) provided that the Warrants have been duly executed and delivered by the Company and duly delivered to the purchasers thereof against payment therefor, then the Warrants, when issued and sold as set forth in the SPA, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity) and implied covenants of good faith and fair dealing, and (iii) the Warrant Shares, when issued upon exercise or exchange of the Warrants in accordance with their terms, will have been duly authorized and validly issued and will be fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.01 to the Company’s Current Report on Form 8-K dated March 11, 2016 and to the references to our firm therein and in the Prospectus and the Prospectus Supplement under the caption “Legal Matters.” In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours, /s/ Sichenzia Ross Friedman Ference LLP Sichenzia Ross Friedman Ference LLP